The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2023

Citigroup Global Markets Holdings Inc.	June-----, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of shares of the SPDR® S&P® Regional Banking ETF (the “underlying shares”) from the initial share price to the final share price.
▪	The securities offer modified exposure to the performance of the underlying shares, with (i) a fixed return at maturity if the price of the underlying shares appreciates or does not depreciate from the initial share price to the final share price by more than 20.00% and (ii) contingent downside protection against loss for a limited range of potential depreciation of the underlying shares. In exchange for those features, investors in the securities must be willing to forgo current income and participation in any appreciation of the underlying shares in excess of the fixed return and any dividends that may be paid on the underlying shares. In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares if the underlying shares depreciate by more than 20.00%. If the underlying shares depreciate by more than 20.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity.
▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the SPDR® S&P® Regional Banking ETF (NYSE Arca symbol: “KRE”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	June , 2023 (expected to be June 16, 2023)
Issue date:	June , 2023 (expected to be June 22, 2023)
Valuation date:	December , 2024 (expected to be December 31, 2024), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	January , 2025 (expected to be January 6, 2025)
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪

If the final share price is greater than or equal to the trigger price:
$1,000 + the fixed return amount

▪

If the final share price is less than the trigger price:
$1,000 + ($1,000 × the share return)

If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial share price:	$ , the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Fixed return amount:	The fixed return amount will be $285.00 per security (28.50% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the trigger price.
Share return:	(i) The final share price minus the initial share price, divided by (ii) the initial share price
Trigger price:	$ , 80.00% of the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17331HYG5 / US17331HYG54
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$20.00(2)	$975.00
		$5.00(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $912.80 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $25.00 for each $1,000.00 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $20.00 for each $1,000.00 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price and the trigger price are each a “Relevant Value” for purposes of the section “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price and the trigger price are each subject to adjustment upon the occurrence of any of the events described in that section.

June 2023	PS-2

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed return of 28.50% if the underlying shares appreciate or do not depreciate by more than 20.00% as of the valuation date;

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario, without taking into account lost dividend yield; and

▪	To obtain contingent protection against the loss of principal in the event of a decline of the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger price.

If the final share price is less than the trigger price, the securities are exposed on a 1-to-1 basis to the percentage decline of the final share price from the initial share price.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 1.5 years
Fixed return amount:	$285.00 per security (28.50% of the stated principal amount)
Trigger price:	80.00% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

This approximately 1.5-year investment does not pay interest but offers a fixed return of 28.50% at maturity if the underlying shares appreciate or do not depreciate from the initial share price to the final share price by more than 20.00% and contingent protection against depreciation in the underlying shares of up to 20.00% from the initial share price to the final share price. However, if the underlying shares depreciate by more than 20.00% from the initial share price to the final share price, the payment at maturity will be less than $800.00 per security, and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Upside Scenario:	If the final share price is greater than or equal to the trigger price, the payment at maturity for each security will be equal to $1,000 plus the fixed return amount.
Downside Scenario:	If the final share price is less than the trigger price, which means that the underlying shares have depreciated by more than 20.00% from the initial share price to the final share price, you will lose 1% for every 1% decline in the value of the underlying shares from the initial share price to the final share price (e.g., a 50.00% depreciation in the underlying shares will result in a payment at maturity of $500.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.
June 2023	PS-3

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical share returns.

Investors in the securities will not receive any dividends that may be paid on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying shares” below.

Enhanced Trigger Jump Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

The examples below are based on a hypothetical initial share price of $100.00 and a hypothetical trigger price of $80.00, and do not reflect the actual initial share price or trigger price. For the actual initial share price and trigger price, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial share price and trigger price and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

Example 1—Upside Scenario A. The hypothetical final share price is $105.00 (a 5.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by less than the fixed return of 28.50%.

Payment at maturity per security = $1,000 + fixed return amount

= $1,000 + $285.00

= $1,285.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your total return on the securities at maturity in this scenario would equal the fixed return of 28.50%.

June 2023	PS-4

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

Example 2—Upside Scenario B. The hypothetical final share price is $150.00 (a 50.00% increase from the hypothetical initial share price), which is greater than the hypothetical initial share price by more than the fixed return of 28.50%.

Payment at maturity per security = $1,000 + fixed return amount

= $1,000 + $285.00

= $1,285.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price, your total return on the securities at maturity in this scenario would equal the fixed return of 28.50%. In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a fixed return.

Example 3—Upside Scenario C. The hypothetical final share price is $95.00 (a 5.00% decrease from the hypothetical initial share price), which is less than the hypothetical initial share price but greater than the hypothetical trigger price.

Payment at maturity per security = $1,000 + fixed return amount

= $1,000 + $285.00

= $1,285.00

Because the underlying shares did not depreciate from the hypothetical initial share price to the hypothetical final share price by more than 20.00%, your total return on the securities at maturity in this scenario would be equal to the fixed return of 28.50%.

Example 4—Downside Scenario. The hypothetical final share price is $30.00 (a 70.00% decrease from the hypothetical initial share price), which is less than the hypothetical trigger price.

Payment at maturity per security = $1,000 + ($1,000 × the share return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share price by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares.

June 2023	PS-5

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The trigger feature of the securities exposes you to particular risks. If the final share price is less than the trigger price, the contingent downside protection against loss for a limited range of potential depreciation of the underlying shares offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. Unlike securities with a non-contingent downside protection feature, the securities offer no protection at all if the underlying shares depreciate by more than 20.00% from the initial share price to the final share price. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return at maturity of 28.50%, which is equivalent to a fixed return amount of $285.00 per security. Your return on the securities will not exceed the fixed return, even if the underlying shares appreciate by significantly more than the fixed return. If the underlying shares appreciate by more than the fixed return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying shares. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying shares even if the underlying shares appreciate by less than the fixed return.

▪	Investing in the securities is not equivalent to investing in the underlying shares. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid

June 2023	PS-6

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the securities held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the ETF, the dividend yields on the underlying shares and the securities held by the ETF, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

June 2023	PS-7

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The SPDR® S&P® Regional Banking ETF is subject to concentrated risks associated with the banking industry. All or substantially all of the equity securities held by the SPDR® S&P® Regional Banking ETF are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share.

These factors could affect the banking industry and could affect the value of the equity securities held by the SPDR® S&P® Regional Banking ETF and the price of the SPDR® S&P® Regional Banking ETF during the term of the securities, which may adversely affect the value of your securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the ETF or in instruments related to the underlying shares or such securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price and performance of the underlying share issuer may not completely track the performance of its underlying index or its net asset value per share. The underlying share issuer does not fully replicate the underlying index that it seeks to track (the “ETF underlying index”) and may hold securities different from those included in the ETF underlying index. In addition, the performance of the underlying share issuer reflect additional transaction costs and fees that are not included in the calculation of its ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying share issuer and its ETF underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying share issuer’s ETF underlying index or held by the underlying share issuer (such as mergers and spin-offs) may impact the variance between the performance of the underlying share issuer and its ETF underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying share issuer may differ from its net asset value per share.

During periods of market volatility, securities underlying the underlying share issuer may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying share issuer and the liquidity of the underlying share issuer may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying share issuer. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying share issuer. As a result, under these circumstances, the market value of the underlying share issuer may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the underlying share issuer might not correlate with the performance of its ETF underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your return on the securities.

June 2023	PS-8

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF —Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the underlying shares is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another underlying shares to be the underlying shares. See “Description of the Securities— Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes that affect the underlying share issuer may affect the value of your securities. The sponsor of the underlying share issuer may at any time make methodological changes or other changes in the manner in which they operate that could affect the price of the underlying shares. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlying shares and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a

June 2023	PS-9

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

“constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2023	PS-10

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

Information About the Underlying Shares

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Regional Banks Select IndustryTM Index, which seeks to measure the performance of the regional banks sub-industry of the S&P Total Market Index. The SPDR® S&P® Regional Banking ETF is managed by SSGA Funds Management, Inc. (“SSGA FM”), an investment advisor to the SPDR® S&P® Regional Banking ETF, and the SPDR® Series Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Regional Banking ETF. The SPDR® S&P® Regional Banking ETF uses a representative sampling strategy to try to achieve its investment objective, which means that the SPDR® S&P® Regional Banking ETF is not required to purchase all of the securities represented in the S&P® Regional Banks Select IndustryTM Index. Instead, the SPDR® S&P® Regional Banking ETF may purchase a subset of the securities in the S&P® Regional Banks Select IndustryTM Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the S&P® Regional Banks Select IndustryTM Index. Under normal market conditions, the SPDR® S&P® Regional Banking ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the S&P® Regional Banks Select IndustryTM Index. In addition, the SPDR® S&P® Regional Banking ETF may invest in equity securities not included in the S&P® Regional Banks Select IndustryTM Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the SPDR® S&P® Regional Banking ETF trade on the NYSE Arca under the ticker symbol “KRE.”

Please refer to the section “Fund Descriptions—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for important disclosures regarding the SPDR® S&P® Regional Banking ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying shares.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2013 to May 22, 2023. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

June 2023	PS-11

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

SPDR® S&P® Regional Banking ETF – Historical Closing Prices* January 2, 2013 to May 22, 2023

* The red line indicates the hypothetical trigger price of $32.368, assuming the closing price on May 22, 2023 were the initial share price.

SPDR® S&P® Regional Banking ETF	High	Low	Dividends
2013
First Quarter	$31.91	$28.93	$0.32761
Second Quarter	$33.97	$29.91	$0.00000
Third Quarter	$37.54	$34.49	$0.29526
Fourth Quarter	$40.77	$35.04	$0.16180
2014
First Quarter	$42.47	$36.84	$0.11857
Second Quarter	$42.16	$37.30	$0.16708
Third Quarter	$41.14	$37.61	$0.16615
Fourth Quarter	$41.18	$36.05	$0.19942
2015
First Quarter	$41.58	$36.54	$0.15437
Second Quarter	$45.37	$40.78	$0.18306
Third Quarter	$45.03	$38.56	$0.18198
Fourth Quarter	$45.93	$40.47	$0.23442
2016
First Quarter	$40.89	$32.89	$0.17132
Second Quarter	$41.98	$35.51	$0.20087
Third Quarter	$43.09	$36.85	$0.19338
Fourth Quarter	$56.46	$41.71	$0.20991
2017
First Quarter	$59.36	$52.59	$0.17365
Second Quarter	$55.75	$51.71	$0.19896
Third Quarter	$56.76	$49.59	$0.20621
Fourth Quarter	$60.35	$54.35	$0.24628
June 2023	PS-12

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

2018
First Quarter	$65.03	$58.91	$0.20374
Second Quarter	$65.74	$59.21	$0.24190
Third Quarter	$64.28	$59.42	$0.28695
Fourth Quarter	$60.15	$44.22	$0.31866
2019
First Quarter	$57.21	$47.38	$0.25935
Second Quarter	$56.64	$50.22	$0.33162
Third Quarter	$55.41	$48.23	$0.33005
Fourth Quarter	$59.22	$50.18	$0.36478
2020
First Quarter	$58.41	$28.13	$0.33711
Second Quarter	$46.02	$29.52	$0.35354
Third Quarter	$41.18	$33.90	$0.35724
Fourth Quarter	$51.95	$35.92	$0.39500
2021
First Quarter	$71.10	$51.71	$0.33928
Second Quarter	$71.33	$63.66	$0.32445
Third Quarter	$68.61	$59.87	$0.33955
Fourth Quarter	$75.45	$66.81	$0.39485
2022
First Quarter	$78.78	$67.01	$0.34367
Second Quarter	$68.24	$56.85	$0.35526
Third Quarter	$68.54	$56.83	$0.36825
Fourth Quarter	$65.49	$56.83	$0.40578
2023
First Quarter	$64.79	$42.24	$0.36336
Second Quarter (through May 22, 2023)	$44.31	$36.08	$0.00000

The closing price of the underlying shares on May 22, 2023 was $40.46.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

June 2023	PS-13

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

June 2023	PS-14

Citigroup Global Markets Holdings Inc.
Enhanced Trigger Jump Securities Based on the Performance of the Shares of the SPDR® S&P® Regional Banking ETF Due January-----, 2025 Principal at Risk Securities

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $25.00 for each $1,000 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $20.00 for each $1,000 security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2023	PS-15